Exhibit 99.1

Aon Names Lester B. Knight as non-Executive Chairman

CHICAGO, July 18 - -  Lester B. Knight, an independent director since 1999, has been elected non-Executive Chairman of the Board of Aon Corporation (NYSE:AOC).  Knight, 50, succeeds Patrick G. Ryan, Aon’s Executive Chairman and founder, who previously announced his intention to retire on August 1, 2008.  Aon is the world’s largest insurance and reinsurance intermediary, and a global leader in human capital consulting.

Knight is a founding and managing partner of RoundTable Healthcare Partners, a healthcare-focused private equity investment firm.  Prior to RoundTable, he was the Chairman and CEO of Allegiance Corporation.  In addition, Knight serves as a Trustee of Northwestern University, and as a director of Evanston Northwestern Healthcare and Junior Achievement of Chicago.

Andy McKenna, Aon’s lead director and chair of the ad hoc Nominating Committee, commented, “Aon’s choice of an independent non-Executive Chairman is consistent with best governance practices of leading global firms.  The Aon family and our shareholders should be confident in Lester’s ability to sustain the independent oversight of their interests.”

Ryan noted, “As I have remarked many times since announcing my retirement earlier this year, Aon is extremely well-positioned for growth and success under the leadership of Greg Case and his management team.  Our Board has never been more excited about the future of Aon.  Lester is a wonderful choice and will ensure continued close collaboration between the Board and management.”

Knight said, “I am gratified to serve Aon’s shareholders in a new capacity and want to thank Pat, Andy and the Board for honoring me with this opportunity.  I look forward to working with the Board, Greg and the management team to ensure Aon continues to strengthen and extend its position of global market leadership.”

About Aon

Aon Corporation (NYSE: AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting. Through its 36,000 colleagues worldwide, Aon delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries. Aon was named the world’s “best broker” by Euromoney magazine’s 2008 Insurance Survey. Aon also was ranked by A.M. Best as the number one global insurance brokerage in 2007 and 2008 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com.

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